Exhibit 99.1

BeiGene Appoints Senior Pharmaceutical Executive

Dr. Xiaobin Wu as General Manager of China and President of BeiGene, Ltd.

BEIJING, China and CAMBRIDGE, MA, May 1, 2018 (GLOBE NEWSWIRE) — BeiGene, Ltd. (NASDAQ: BGNE), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly targeted and immuno-oncology drugs for the treatment of cancer, today announced the appointment of Dr. Xiaobin Wu to the position of General Manager of China and President of BeiGene, Ltd., reporting to John Oyler, Founder, CEO and Chairman.

Dr. Wu has more than 25 years of experience in the pharmaceutical industry including 17 years leading China operations of multinational companies, with expertise in integrated research and development, strategy, commercialization, and general management. He joins BeiGene from Pfizer China, where he served as Country Manager since 2009 and was the Regional President of Pfizer Essential Health for Greater China. Under Dr. Wu’s leadership, Pfizer expanded its portfolio and organization, grew sales meaningfully, initiated a range of innovative marketing programs, and established its position as a leading multinational pharmaceutical company in China.

Prior to Pfizer, Dr. Wu served as President and Managing Director of Wyeth China and Hong Kong. Before Wyeth, he was General Manager of Bayer Healthcare in China. He started his career in 1992 in sales and marketing with Bayer in Germany.

Dr. Wu also currently serves as a Vice Chairman of the China R&D-based Pharmaceutical Industry Association Committee (RDPAC).

“Dr. Wu has a track record of repeatedly building and operating successful organizations in China. His strong leadership has allowed him to build exceptional teams, launch impactful patient therapies, and drive outstanding results for these organizations; all of which will be critical to helping BeiGene reach the next stage in its growth,” commented Mr. Oyler.

“I am impressed by BeiGene’s entrepreneurial spirit, the quality of its science and its employees, and its drive to become a global leader in the discovery, development and commercialization of innovative medicines,” Dr. Wu commented. “The future of BeiGene is bright, and I am excited to be a part of this truly unique company.”

Dr. Wu holds a Ph.D. in Biochemistry and Pharmacology and a master’s degree in Molecular Biology from the University of Konstanz in Germany.

About BeiGene

BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 1,100 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin-bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azaciditine) in China under a license from Celgene Corporation.(1)

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the company’s future development and commercial strategy.  Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene’s ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct preclinical studies and clinical trials; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact

Lucy Li, Ph.D.	Liza Heapes

+1 781-801-1800	+1 857-302-5663

ir@beigene.com	media@beigene.com

(1)  ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.